Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

WOODSIDE PETROLEUM LTD.

(Exact Name of Registrant as Specified In Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees Previously Paid	—	—	—	—	—	—	—	—

Fees to Be Paid	Equity	Ordinary Shares	457(c) and 457(f)	914,768,948	N/A	$8,921,084,161	$0.0000927	$826,985

	Total Offering Amounts			914,768,948		$8,921,084,161		$826,985

	Total Fees Previously Paid							$0

	Net Fee Due							$826,985

(1)

The securities being offered hereby will be issued in the form of (i) ordinary shares, no par value per share (the “Woodside Shares” and such Woodside Shares, the “New Woodside Shares”) of Woodside Petroleum Ltd. (“Woodside”) and (ii) American Depositary Shares, each representing one New Woodside Share (the “New Woodside ADSs”). The New Woodside ADSs will be issuable upon the deposit of New Woodside Shares with Citibank, N.A., acting as the depositary of the registrant, and will be registered under a registration statement on Form F-6 to be filed with the U.S. Securities and Exchange Commission prior to the issuance of the New Woodside Shares pursuant to this registration statement.

(2)

Represents an estimate as of 24 March 2022, of the maximum number of New Woodside Shares issuable upon completion of the transactions contemplated by the Share Sale Agreement by and between Woodside and BHP Group Ltd, dated 22 November 2021 (the “Share Sale Agreement”), as further described in this registration statement. The estimated number of New Woodside Shares is calculated pursuant to the following formula: 970,598,757 (being the agreed-upon fully-diluted number of Woodside Shares outstanding at the signing date) multiplied by a fraction, the numerator of which is 48 and denominator of which is 52, and then adding to that product certain adjustments contemplated by the Share Sale Agreement for (a) any dividends paid on Woodside Shares before closing and (b) any issuance of additional Woodside Shares from certain permitted equity raises before closing. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminable number of additional Woodside Shares as may be issuable as a result of share splits, share dividends or similar transactions.

(3)

Pursuant to Rule 457(f) and Rule 457(c) under the Securities Act, and estimated solely for the purpose of computing the amount of the registration fee, the proposed maximum aggregate offering price of $8,921,084,161 is based on $7,974,469,022, which is the book value of BHP Petroleum International Pty Ltd computed as of 31 December 2021, plus a $829,559,222 payment from Woodside to BHP Group Ltd in respect of certain dividends paid by Woodside from 1 July 2021 to 24 March 2022, plus the estimated payment of $117,055,917 from Woodside to BHP Group Ltd based on BHP Petroleum International Pty Ltd’s net cash flow from 1 July 2021 (subject to various adjustments) to 31 December 2021, computed as of 24 March 2022 in accordance with the Share Sale Agreement.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A